Exhibit 99.1

5300 Town and Country Blvd., Suite 500
Frisco, Texas 75034
Telephone: (972) 668-8800
Contact: Roland O. Burns
Sr. Vice President and Chief Financial Officer
Web Site: www.comstockresources.com

NEWS RELEASE

For Immediate Release

COMSTOCK RESOURCES, INC. ANNOUNCES
2011 EXPLORATION AND DEVELOPMENT BUDGET

FRISCO, TEXAS, December 16, 2010 -- Comstock Resources, Inc. ("Comstock" or the "Company") (NYSE:CRK) announced that it plans to spend approximately $522.0 million in 2011 for development and exploration activities.  The 2011 drilling program will focus on the continued development and delineation of its Haynesville shale and Bossier shale properties in North Louisiana and its Eagle Ford shale properties in South Texas.  Comstock is currently utilizing six operated drilling rigs for its drilling activity.  Five of the rigs are currently drilling Haynesville or Bossier shale wells and one is currently drilling the Company’s fourth Eagle Ford shale well.  Comstock plans to release one of these rigs during the first quarter of 2011 and plans on moving one of the Haynesville shale rigs to the Eagle Ford by the middle of 2011.

The 2011 budget includes $110.2 million for completion costs for 25 (21.6 net) Haynesville or Bossier shale wells that were drilled in 2010 but will be carried into 2011 for completion by the Company’s dedicated frac crew which will be under contract for 2011.  In addition to completing the 25 wells drilled in 2010, Comstock has budgeted to drill 67 (49.5 net) wells in 2011.  All of the wells will be horizontal wells.  Comstock has budgeted to drill 45 (27.5 net) Hayneville or Bossier shale wells in North Louisiana.  The remaining twenty-two (22.0 net) wells will be drilled to develop the Company’s Eagle Ford shale leases which were acquired this year.

Taking into account the planned 2011 drilling and completion activity, Comstock expects production in 2011 to approximate 85 to 90 Bcfe, a substantial increase over production in 2010.  The 2011 drilling program is also expected to provide another year of strong reserve growth in 2011.  The Eagle Ford drilling program will focus on the oil and condensate portion of the Eagle Ford shale play which will allow the Company to grow its oil, condensate and natural gas liquids production in 2011.

Comstock has a substantial amount of flexibility in implementing its drilling program in 2011.  During the first half of 2011, the Company can release two of its drilling rigs without penalty in addition to the one that the Company plans to release in the first quarter.  Comstock can also move additional drilling rigs from its Haynesville shale program to its Eagle Ford shale program.  This flexibility allows the Company to reduce its capital expenditures in response to weaker natural gas prices or reallocate its budget toward oil or liquids rich projects in response to continued strong oil prices in relation to natural gas prices.

The Company’s early results in the Eagle Ford shale have been encouraging.  Additional results from the recently drilled wells and future drilling will govern the timing of deploying additional drilling rigs to Comstock’s South Texas operations.

This press release may contain "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such statements are based on management's current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described herein.  Although the Company believes the expectations in such statements to be reasonable, there can be no assurance that such expectations will prove to be correct.

Comstock Resources, Inc. is an independent energy company based in Frisco, Texas and is engaged in oil and gas acquisitions, exploration and development primarily in Louisiana and Texas.  The Company's stock is traded on the New York Stock Exchange under the symbol CRK.